Filed by the Registrant ☒

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by a Party other than the Registrant ☐

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☐	Soliciting Material Pursuant to §240.14a-12

Stone Harbor Emerging Markets Income Fund

Stone Harbor Emerging Markets Total Income Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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December 13, 2021

Dear Fellow Shareholder:

Since the original mailing dated December 1, 2021 informing you of the Stone Harbor Emerging Markets Income Fund and/or Stone Harbor Emerging Markets Total Income Fund’s (“Fund” or collectively the “Funds”) Joint Special Meeting of Shareholders to be held on January 27, 2022, I am pleased to report that we have received strong support from our retail shareholders in connection with the three proposals that relate to the proposed acquisition of Stone Harbor Investment Partners LP (“Stone Harbor”) by Virtus Partners, Inc., a subsidiary of Virtus Investment Partners, Inc. (“Virtus”).

Please take advantage of your right to vote

The Board of Trustees unanimously recommends that shareholders vote FOR each proposal, including FOR all trustee nominees. It is important you exercise your right to vote. Please join your fellow shareholders by taking a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone. Please note that because of the holiday season, the mail service is slower than normal. We would appreciate that you take action soon after receiving this communication.

Vote by Phone by calling 1-888-498-2627 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed proxy card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed proxy card and following the instructions.
Vote by Mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid return envelope.

Lastly, we have retained Di Costa Partners (“DCP”) to assist us with the proxy solicitation process. You may receive a call from a DCP representative who can take your vote over the phone. You can call DCP at 1-888-498-2627 if you have any questions regarding the proxy.

Stay safe and thank you in advance for your support,

PETER J. WILBY
President

SHIP–R2